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                 October 22, 2021

       Romil Bahl
       Chief Executive Officer
       KORE Group Holdings, Inc.
       3700 Mansell Road, Suite 300
       Alpharetta, GA 30022

                                                        Re: KORE Group
Holdings, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 15,
2021
                                                            File No. 333-260288

       Dear Mr. Bahl:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             You may contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jennifer L. Lee, Esq.